Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Strengthens Board with Two New Directors

April 6, 2006	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. is pleased to announce the appointment of Michael J. Ellsworth and David M. Hudson to the Board of Directors effective immediately.

Mr. Ellsworth has a variety of business experiences in the semiconductor industry that will assist Schmitt in the future, and he currently is self employed as a consultant to the semiconductor industry through his firm Kinetic Technologies Inc. Mr. Ellsworth holds a BS in Engineering Science, Cum Laude, University of Portland, 1965;  an MS in Mechanical Engineering, Northwestern University, 1969 and MBA from University of Portland, 1979. He also attended the Stanford Executive Institute, 1983 and the Mahler Institute, 1987.

Mr. Ellsworth served as Chief Operating Officer and Advisor to the Board for ADE Corporation, (ADEX), Westwood, Massachusetts from 1993-1997. ADE is a $100 million annual sales semiconductor metrology and instrumentation company. After retirement from active management in 1997 he continued to serve as a Vice President and an advisor to the Board until 2001.

Mr. Ellsworth served as President, CEO and Director of Electro Scientific Industries, (ESIO), from 1987-1992. Electro Scientific Industries is a $200 million annual sales microelectronics and semiconductor capital equipment corporation with market leadership in providing laser based equipment to control the manufacturing process and end product quality.

Mr. Hudson previously served on the Board of Directors of Schmitt from 1996 to 2003, at which time he moved to New York where he started Gemini Value Partners LLC, a private investment fund. Mr. Hudson was the founder and President of Hudson Capital Management, formed from a group of seven mutual funds, and through merger became the Crabbe Hudson Group of Funds, in 1992. He was also the co-founder of Coldstream Capital Management, Inc.  His founder’s interest was sold to publicly traded Boston Private Financial Holdings (BPFH) in 2003.

Mr. Hudson holds a B.S. degree in Mathematics from the University of Oregon where he also pursued postgraduate studies in Economics.

Mr. Hudson replaces Mr. Trevor Nelson who has resigned from the Board to develop other personal business ventures. We thank Mr. Nelson for his excellent service to the shareholders over the past ten years.

Wayne Case, Schmitt President said: “We are pleased to be adding two well qualified persons to the Board of Directors of Schmitt Industries. We believe these changes will strengthen the resources available to the Board and assist us in increasing overall shareholder value. Mr. Hudson is experienced in financial matters and brings a wealth of experience to the Board in funding, mergers and acquisitions. Mr. Ellsworth is well known in the semiconductor markets and can greatly assist the company in those growing markets. We believe both new Directors will bring strong contributions to the future plans of Schmitt.”

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